Exhibit 17.(c)


[LOGO] Merrill Lynch  Investment Managers                        www.mlim.ml.com




Prospectus
April 19, 2002



Merrill Lynch Global Bond Fund
for Investment and Retirement






This Prospectus contains information you should know before investing, including information about risks. Please read it before you invest and keep it for future reference.

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

Table of Contents



                                                           PAGE



[ICON]KEY FACTS
      --------------------------------------------------------
      Merrill Lynch Global Bond Fund at a Glance             3
      Risk/Return Bar Chart                                  5
      Fees and Expenses                                      7

[ICON]DETAILS ABOUT THE FUND
      --------------------------------------------------------
      How the Fund Invests                                   9
      Investment Risks                                      10

[ICON]YOUR ACCOUNT
      --------------------------------------------------------
      Merrill Lynch Select Pricing(SM) System               17
      How to Buy, Sell, Transfer and Exchange Shares        23
      Participation in Fee-Based Programs                   27

[ICON]MANAGEMENT OF THE FUND
      --------------------------------------------------------
      Merrill Lynch Investment Managers                     30
      Financial Highlights                                  31

[ICON]FOR MORE INFORMATION
      --------------------------------------------------------
      Shareholder Reports                           Back Cover
      Statement of Additional Information           Back Cover





  MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT

Key Facts
[ICON]



In an effort to help you better understand the many concepts involved in making an investment decision, we have defined highlighted terms in this prospectus in the sidebar.

Total Investment Return -- the combination of capital appreciation and investment income.

Investment Grade Securities -- fixed income securities rated in one of the four highest categories by the major rating agencies, including Moody's Investors Service, Inc., Standard & Poor's and Fitch Ratings.


MERRILL LYNCH GLOBAL BOND FUND AT A GLANCE
------------------------------------------

What is the Fund's investment objective?

The Fund's investment objective is to seek a high total investment return by investing in a global portfolio of debt instruments denominated in various currencies and multinational currency units.

What are the Fund's main investment strategies?

The Fund invests in a global portfolio of investment grade debt instruments. Under normal market conditions, the Fund expects to invest at least 80% of its net assets in debt securities denominated in the currencies of at least three different countries or in multinational currency units. The Fund expects to invest mainly in obligations denominated in the currencies of the U.S., Japan, Canada, Western European nations (including the euro), New Zealand and Australia. When selecting investments, Fund management will consider the current yield of a security, the likelihood that the currency in which the security is denominated will appreciate or depreciate compared to the U.S. dollar, and the likelihood that interest rates in that currency will change.

The Fund may buy securities of all maturities issued by governments, corporations and certain international organizations. However, the Fund does not expect the average maturity of its portfolio to be more then ten years. The Fund may invest in certain types of "derivative" securities. The Fund cannot guarantee that it will achieve its objective.

What are the main risks of investing in the Fund?

As with any fund, the value of the Fund's investments -- and therefore the value of the Fund's shares -- may fluctuate. These changes may occur because particular bond markets in which the Fund invests are rising or falling, or in response to interest rate changes, currency movements or credit risk. Generally, when interest rates go up, the value of debt securities goes down and when a currency appreciates (or depreciates) versus the U.S. dollar, fixed income securities denominated in that currency appreciates (or depreciates) in U.S. dollar terms. Also, Fund management may select securities that underperform the bond markets, the relevant indices or other funds with similar investment objectives and investment strategies. If the value of the Fund's investments goes down, you may lose money.

Derivatives may be volatile and subject to liquidity, leverage and credit risk.


MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT                   3

[ICON] Key Facts


The Fund invests a large part of its assets in foreign securities. Foreign investing involves special risks -- including foreign currency risk and the possibility of substantial volatility due to adverse political, economic or other developments. Foreign securities may be less liquid and harder to value than U.S. securities.

The Fund is a non-diversified fund, which means that it may invest more of its assets in securities of a single issuer than if it were a diversified fund. If the Fund invests in a smaller number of issuers, the Fund's risk is increased because developments affecting an individual issuer have a greater impact on the Fund's performance.

Who should invest?

The Fund may be an appropriate investment for you if you:

      o Are investing for long term goals, such as retirement or funding a child's education

      o  Want a professionally managed portfolio

      o Are looking for exposure to a variety of fixed income markets around the world

      o Are willing to receive taxable distributions of income and capital gains

      o Are willing to accept the risks of foreign investing in order to seek a high total investment return





4          MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT

RISK/RETURN BAR CHART
---------------------

The bar chart and table shown below provide an indication of the risks of investing in the Fund. The bar chart shows changes in the Fund's performance for Class B shares for each of the past ten calendar years. Sales charges are not reflected in the bar chart. If these amounts were reflected, returns would be less than those shown. The table compares the Fund's average annual total returns (before and after taxes) with those of the broad measure of market performance. How the Fund performed in the past (before and after taxes) is not necessarily an indication of how the Fund will perform in the future.


                                [CHART OMITTED]


During the ten year period shown in the bar chart, the highest return for a quarter was 6.45% (quarter ended September 30, 2001) and the lowest return for a quarter was -4.82% (quarter ended March 31, 1997). The Fund's year-to-date return as of March 31, 2002 was -2.29%


         MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT          5

[ICON] Key Facts


The table below compares the average annual total returns of the Fund's shares with those of the JP Morgan Global Government Bond Index, for the periods indicated. After-tax returns are shown only for Class B shares and will vary for other classes. The after-tax returns are calculated using the historical highest marginal Federal individual income tax rates in effect during the periods measured and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. The after-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts or through tax advantaged education savings accounts.

Average Annual Total Returns (for the                                           Ten Years or
periods ended December 31, 2001)                        One Year   Five Years   Life of Class
--------------------------------------------------------------------------------------------
  Merrill Lynch Global Bond Fund -- Class A
    Return Before Taxes*                                 -7.63%      -0.63%        3.06%
--------------------------------------------------------------------------------------------
  Merrill Lynch Global Bond Fund -- Class B
    Return Before Taxes*                                 -8.28%      -0.59%        2.68%
    Return After Taxes on Distributions*                 -9.01%      -1.47%        1.01%
    Return After Taxes on Distributions and
      Sale of Fund Shares*                               -5.03%      -0.88%        1.37%
--------------------------------------------------------------------------------------------
  Merrill Lynch Global Bond Fund -- Class C
    Return Before Taxes*                                 -5.52%      -0.65%        1.69%+
--------------------------------------------------------------------------------------------
  Merrill Lynch Global Bond Fund -- Class D
    Return Before Taxes*                                 -7.86%      -0.86%        1.72%+
--------------------------------------------------------------------------------------------
  JP Morgan Global Government Bond Index**
    (reflects no deduction for fees, expenses or taxes):
    Return for Past One, Five and Ten Years              -0.80        2.42         5.25%
    Return Since October 31, 1994                           --          --         4.69%
--------------------------------------------------------------------------------------------

 *Includes all applicable fees and sales charges.
**This unmanaged broad-based index is comprised of government bonds in the 13 largest bond markets, including the United States. Past performance is not predictive of future performance.
+ Class inception date is October 21, 1994.


6          MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT

UNDERSTANDING EXPENSES

Fund investors pay various fees and expenses, either directly or indirectly. Listed below are some of the main types of expenses that the Fund may charge:

Expenses paid directly by the shareholder:

Shareholder Fees -- these include sales charges that you may pay when you buy or sell shares of the Fund.

Expenses paid indirectly by the shareholder:

Annual Fund Operating Expenses -- expenses that cover the costs of operating the Fund. Management Fee -- a fee paid to the Investment Adviser for managing the Fund.

Management Fee -- a fee paid to the Investment Adviser for managing the Fund.

Distribution Fees -- fees used to support the Fund's marketing and distribution efforts, such as compensating Financial Advisors and other financial intermediaries, advertising and promotion.

Service (Account Maintenance) Fees -- fees used to compensate securities dealers and other financial intermediaries for account maintenance activities.

FEES AND EXPENSES
--------------------------------------------------------------------------------

The Fund offers four different classes of shares. Although your money will be invested the same way no matter which class of shares you buy, there are differences among the fees and expenses associated with each class. Not everyone is eligible to buy every class. After determining which classes you are eligible to buy, decide which class best suits your needs. Your Merrill Lynch Financial Advisor can help you with this decision.

This table shows the different fees and expenses that you may pay if you buy and hold the different classes of shares of the Fund. Future expenses may be greater or less than those indicated below.

Shareholder Fees (fees paid directly from your
investment) (a):                                                             Class A    Class B(b)   Class C    Class D
------------------------------------------------------------------------------------------------------------------------
  Maximum Sales Charge (Load) imposed on
  purchases (as a percentage of offering price)                              4.00%(c)     None        None      4.00%(c)
------------------------------------------------------------------------------------------------------------------------
  Maximum Deferred Sales Charge (Load) (as a
  percentage of original purchase price or
  redemption proceeds, whichever is lower)                                    None(d)    4.00%(c)    1.00%(c)    None(d)
------------------------------------------------------------------------------------------------------------------------
  Maximum Sales Charge (Load) imposed on
  Dividend Reinvestments                                                      None        None        None       None
------------------------------------------------------------------------------------------------------------------------
  Redemption Fee                                                              None        None        None       None
------------------------------------------------------------------------------------------------------------------------
  Exchange Fee                                                                None        None        None       None
------------------------------------------------------------------------------------------------------------------------
Annual Fund Operating Expenses (expenses that are deducted
from fund assets):
------------------------------------------------------------------------------------------------------------------------
  Management Fee                                                             0.60%       0.60%       0.60%      0.60%
------------------------------------------------------------------------------------------------------------------------
  Distribution and/or Service (12b-1) Fees (e)                                None       0.75%       0.80%      0.25%
------------------------------------------------------------------------------------------------------------------------
  Other Expenses (including transfer
  agency fees)(f)                                                            0.80%       0.83%       0.86%      0.80%
------------------------------------------------------------------------------------------------------------------------
Total Annual Fund Operating Expenses                                         1.40%       2.18%       2.26%      1.65%
------------------------------------------------------------------------------------------------------------------------

(a) In addition, Merrill Lynch may charge clients a processing fee (currently $5.35) when a client buys or sells shares. See "Your Account -- How to Buy, Sell, Transfer and Exchange Shares."
(b) Class B shares automatically convert to Class D shares approximately ten years after you buy them and will no longer be subject to distribution fees.
(c) Some investors may qualify for reductions in the sales charge (load).
(d) You may pay a deferred sales charge if you purchase $1 million or more and you redeem within one year.
(e) The Fund calls the "Service Fee" an "Account Maintenance Fee." Account Maintenance Fee is the term used elsewhere in this Prospectus and in all other Fund materials. If you hold Class B or Class C shares over time, it may cost you more in distribution (12b-1) fees than the maximum sales charge that you would have paid if you had bought one of the other classes.
(f) Financial Data Services, Inc., an affiliate of the Investment Adviser, provides transfer agency services to the Fund. The Fund pays a fee for these services. The Investment Adviser or its affiliates also provide certain accounting services to the Fund and the Fund reimburses the Investment Adviser or it affiliates for such services.



         MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT          7

[ICON]Key Facts


Examples:


These examples are intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

These examples assume that you invest $10,000 in the Fund for the time periods indicated, that your investment has a 5% return each year, that you pay the sales charges, if any, that apply to the particular class and that the Fund's operating expenses remain the same. This assumption is not meant to indicate you will receive a 5% annual rate of return. Your annual return may be more or less than the 5% used in this example. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

EXPENSES IF YOU DID REDEEM YOUR SHARES:
                ---

                                1 Year       3 Years       5 Years      10 Years
--------------------------------------------------------------------------------
Class A                         $  537        $  825        $1,135        $2,013
--------------------------------------------------------------------------------
Class B                         $  621        $  882        $1,169        $2,513
--------------------------------------------------------------------------------
Class C                         $  329        $  706        $1,210        $2,595
--------------------------------------------------------------------------------
Class D                         $  561        $  900        $1,261        $2,276
--------------------------------------------------------------------------------

EXPENSES IF YOU DID NOT REDEEM YOUR SHARES:
                -------

                                1 Year       3 Years       5 Years      10 Years
--------------------------------------------------------------------------------
Class A                         $  537        $  825        $1,135        $2,013
--------------------------------------------------------------------------------
Class B                         $  221        $  682        $1,169        $2,513
--------------------------------------------------------------------------------
Class C                         $  229        $  706        $1,210        $2,595
--------------------------------------------------------------------------------
Class D                         $  561        $  900        $1,261        $2,276
--------------------------------------------------------------------------------



8          MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT

[ICON]
Details About the Fund


ABOUT THE
PORTFOLIO MANAGER

Gareth Fielding has been Portfolio Manager of the Fund since 2001. Mr. Fielding has been associated with Merrill Lynch Investment Managers since 1998. Mr. Fielding was a Senior Portfolio Manager with J.P. Morgan from 1991 to 1998.

ABOUT THE
INVESTMENT ADVISER

The Fund is managed by Merrill Lynch Investment Managers.


HOW THE FUND INVESTS
--------------------------------------------------------------------------------


The Fund's main objective is to provide a high total investment return.

The Fund will invest in U.S. and foreign fixed-income securities that have a long-term credit rating of A or better by Standard & Poor's or by Moody's Investors Service, Inc., a short-term credit rating in the highest category of either Standard & Poor's or Moody's or are unrated obligations that the Fund's Investment Adviser believes are of same credit quality. Fixed-income securities include:

   o short-, intermediate- and long-term U.S. and foreign government debt securities

   o short-, intermediate- and long-term corporate debt securities issued by U.S. companies and foreign companies

   o term preferred stock (that is, preferred stock which returns principal at a set time) issued by U.S. and foreign companies

   o  corporate debt securities convertible into common stock

   o  money market securities

Under normal circumstances, the Fund will invest at least 90% of its assets in such securities.

The Fund may invest in fixed-income securities denominated in any currency or multi-national currency unit. The Fund's management currently anticipates that substantially all of the Fund's assets will be denominated in the currencies of the United States, Canada, Western European nations, Australia, New Zealand, Japan and other developed countries. Under normal circumstances, the Fund's investments will be denominated in at least three currencies or multi-national currency units.

The Fund may invest in securities of any maturity. Under normal circumstances, however, the Fund will maintain a dollar-weighted average maturity of no greater than ten years.

Fund management will seek investments for the Fund with the potential for high total return. When selecting investments, Fund management will consider the current yield of a security, the likelihood that the currency in which the security is denominated will appreciate or depreciate versus the U.S. dollar, and the likelihood that interest rates in that currency will change. The Fund may invest in securities with relatively high current yields but little potential for capital appreciation and also may invest in securities with


         MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT          9

[ICON]  Details About the Fund


relatively low current yields but higher potential for capital appreciation as a result of interest or currency movements. The Fund may also invest in a security with a relatively high current yield but the potential for loss of capital through currency depreciation if, in the opinion of Fund management, the security offers high potential total return.

Under certain adverse conditions and for temporary defensive purposes, the Fund may limit the financial markets or currencies in which it will invest. This may limit the potential for the Fund's shares to increase in value or for the Fund to achieve its investment objective. In addition, the Fund will normally invest a portion of the portfolio in U.S. dollars or short term interest bearing securities denominated in U.S. dollars to provide for possible redemptions. Investments in short term debt securities can be sold easily and have limited risk of loss but earn only limited returns and may limit the Fund's ability to meet its investment objective.

The Fund may use derivatives to hedge its portfolio against interest rate risk and currency risk or to seek to increase its return. Derivatives are financial instruments whose value is derived from another security, a commodity (such as oil or gold), a currency or an index, such as the Standard and Poor's 500 Index. The derivatives that the Fund may use include options on portfolio positions or currencies, financial and currency futures and options on these futures, forward foreign currency transactions, indexed securities and swaps. Derivatives allow the Fund to increase or decrease its risk exposure more quickly and efficiently than other types of instruments.

The Fund may also lend its portfolio securities.

INVESTMENT RISKS
--------------------------------------------------------------------------------


This section contains a summary discussion of the general risks of investing in the Fund. As with any mutual fund, there can be no guarantee that the Fund will meet its goals or that the Fund's performance will be positive for any period of time.

Market and Selection Risk -- Market risk is the risk that a bond market in one or more countries in which the Fund invests will go down in value, including the possibility that a market will go down sharply and unpredictably. Selection risk is the risk that the securities that Fund


10          MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT
management selects will underperform the bond markets, the relevant indices or other funds with similar investment objectives and investment strategies. As with all debt securities, changes in market yields will affect the value of the Fund's shares.

Currency Risk -- Securities in which the Fund invests are usually denominated or quoted in currencies other than the U.S. dollar. Changes in foreign currency exchange rates affect the value of the Fund's portfolio. Generally, when the U.S. dollar rises in value against a foreign currency, a security denominated in that currency loses value because the currency is worth fewer U.S. dollars. Conversely, when the U.S. dollar decreases in value against a foreign currency, a security denominated in that currency gains value because the currency is worth more U.S. dollars. This risk, generally known as "currency risk," means that a strong U.S. dollar will reduce returns for U.S. investors while a weak U.S. dollar will increase those returns.

Credit Risk -- Credit risk is the risk that the issuer will be unable to pay the interest or principal when due. The degree of credit risk depends on both the financial condition of the issuer and the terms of the obligation.

Interest Rate Risk -- Interest rate risk is the risk that prices of bonds generally increase when interest rates decline and decrease when interest rates increase. Prices of longer term securities generally change more in response to interest rate changes than prices of shorter term securities. Because the Fund may invest a large part of its assets in fixed income securities with long maturities, rising interest rates may cause the value of the Fund's investments to decline significantly.

Foreign Market Risk -- Since the Fund invests in foreign securities, it offers the potential for more diversification than an investment only in the United States. This is because securities traded on foreign markets have often (though not always) performed differently than securities traded in the United States. However, such investments involve special risks not present in U.S. investments that can increase the chances that the Fund will lose money. In particular, the Fund is subject to the risk that because there are generally fewer investors in certain foreign markets and a smaller number of securities traded each day, it may make it difficult for the Fund to buy and sell securities in those markets. In addition, prices of foreign securities may go up and down more than prices of securities traded in the United States.

Foreign Economy Risk -- The economies of certain foreign markets often do not compare favorably with the economy of the United States with respect to such issues as growth of gross national product, reinvestment of

         MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT         11

[ICON]Details About the Fund


capital, resources and balance of payments position. Certain such economies may rely heavily on particular industries or foreign capital and are more vulnerable to diplomatic developments, the imposition of economic sanctions against a particular country or countries, changes in international trading patterns, trade barriers and other protectionist or retaliatory measures.

Investments in foreign markets may also be adversely affected by governmental actions such as the imposition of capital controls, nationalization of companies or industries, expropriation of assets or the imposition of punitive taxes. In addition, the governments of certain countries may prohibit or impose substantial restrictions on foreign investing in their capital markets or in certain industries. Any of these actions could severely affect security prices, impair the Fund's ability to purchase or sell foreign securities or transfer the Fund's assets or income back into the United States, or otherwise adversely affect the Fund's operations.

Other foreign market risks include foreign exchange controls, difficulties in pricing securities, defaults on foreign government securities, difficulties in enforcing favorable legal judgments in foreign courts and political and social instability. Legal remedies available to investors in certain foreign countries may be less extensive than those available to investors in the United States or other foreign countries.

Governmental Supervision and Regulation/Accounting Standards -- Many foreign governments supervise and regulate stock exchanges, brokers and the sale of securities less than the United States does. Some countries may not have laws to protect investors the way that the U.S. securities laws do. For example, some foreign countries may have no laws or rules against insider trading. Insider trading occurs when a person buys or sells a company's securities based on non-public information about that company. Accounting standards in other countries are not necessarily the same as in the United States. If the accounting standards in another country do not require as much detail as U.S. accounting standards, it may be harder for Fund management to completely and accurately determine a company's financial condition. Also, brokerage commissions and other costs of buying or selling securities often are higher in foreign countries than they are in the United States. This reduces the amount the Fund can earn on its investments.

Certain Risks of Holding Fund Assets Outside the United States -- The Fund generally holds its foreign securities and cash in foreign banks and securities depositories. Some foreign banks and securities depositories may be recently organized or new to the foreign custody


12         MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT
business. In addition, there may be limited or no regulatory oversight over their operations. Also, the laws of certain countries may put limits on the Fund's ability to recover its assets if a foreign bank, depository or issuer of a security, or any of their agents, goes bankrupt. In addition, it is often more expensive for the Fund to buy, sell and hold securities in certain foreign markets than in the United States. The increased expense of investing in foreign markets reduces the amount the Fund can earn on its investments and typically results in a higher operating expense ratio for the Fund than for investment companies invested only in the United States.

Settlement Risk -- Settlement and clearance procedures in certain foreign markets differ significantly from those in the United States. Foreign settlement procedures and trade regulations also may involve certain risks (such as delays in payment for or delivery of securities) not typically generated by the settlement of U.S. investments. Communications between the United States and emerging market countries may be unreliable, increasing the risk of delayed settlements or losses of security certificates. Settlements in certain foreign countries at times have not kept pace with the number of securities transactions; these problems may make it difficult for the Fund to carry out transactions. If the Fund cannot settle or is delayed in settling a purchase of securities, it may miss attractive investment opportunities and certain of its assets may be uninvested with no return earned thereon for some period. If the Fund cannot settle or is delayed in settling a sale of securities, it may lose money if the value of the security then declines or, if it has contracted to sell the security to another party, the Fund could be liable to that party for any losses incurred.

Non-Diversification Risk -- The Fund is a non-diversified fund. If the Fund invests in securities of a smaller number of issuers, the Fund's risk is increased because developments affecting an individual issuer have a greater impact on the Fund's performance.

Securities Lending -- The Fund may lend securities with a value not exceeding
33 1/3% of its assets to financial institutions that provide cash or securities issued or guaranteed by the U.S. Government as collateral. Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. As a result, the Fund may lose money and there may be a delay in recovering the loaned securities. The Fund could also lose money if it does not recover the securities and/or the value of the collateral falls, including the value of investments made with cash collateral. These events could trigger adverse tax consequences to the Fund.


         MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT         13

[ICON]Details About the Fund

Risks associated with certain types of securities in which the Fund may invest include:

Sovereign Debt -- The Fund may invest in sovereign debt securities. These securities are issued or guaranteed by foreign government entities. Investments in sovereign debt are subject to the risk that a government entity may delay or refuse to pay interest or repay principal on its sovereign debt. Some of the reasons may include cash flow problems, insufficient foreign currency reserves, political considerations, the relative size of the government entity's debt position to the economy or the failure to put in place economic reforms required by the International Monetary Fund or other multilateral agencies. If a government entity defaults, it may ask for more time in which to pay or for further loans. There is no legal process for collecting sovereign debts that a government does not pay nor bankruptcy proceeding by which all or part of a sovereign debt that a government entity has not repaid may be collected.

Derivatives -- The Fund may use derivative instruments including options on portfolio positions or currencies, financial and currency futures options on these futures, forward foreign currency transactions, indexed securities and swaps. Derivatives allow the Fund to increase or decrease its risk exposure more quickly and efficiently than other types of instruments. Derivatives are volatile and involve significant risks, including:

     Credit Risk -- the risk that the counterparty (the party on the other side of the transaction) on a derivative transaction will be unable to honor its financial obligation to the Fund.

     Currency Risk -- the risk that changes in the exchange rate between currencies will adversely affect the value (in U.S. dollar terms) of an investment.

     Leverage Risk -- the risk associated with certain types of investments or trading strategies (such as borrowing money to increase the amount of investments) that relatively small market movements may result in large changes in the value of an investment. Certain investments or trading strategies that involve leverage can result in losses that greatly exceed the amount originally invested.




14          MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT

     Liquidity Risk -- the risk that certain securities may be difficult or impossible to sell at the time that the seller would like or at the price that the seller believes the security is currently worth.

The Fund may use derivatives for hedging purposes, including anticipatory hedges, or to seek to increase its return. Hedging is a strategy in which the Fund uses a derivative to offset the risks associated with other Fund holdings. While hedging can reduce losses, it can also reduce or eliminate gains or cause losses if the market moves in a different manner than anticipated by the Fund or if the cost of the derivative outweighs the benefit of the hedge. Hedging also involves the risk that changes in the value of the derivative will not match those of the holdings being hedged as expected by the Fund, in which case any losses on the holdings being hedged may not be reduced. There can be no assurance that the Fund's hedging strategy will reduce risk or that hedging transactions will be either available or cost effective. The Fund is not required to use hedging and may choose not to do so.

Swap Agreements -- Swap agreements involve the risk that the party with whom the Fund has entered into the swap will default on its obligation to pay the Fund and the risk that the Fund will not be able to meet its obligations to pay the other party to the agreement

When Issued Securities, Delayed Delivery Securities and Forward Commitments -- When issued and delayed delivery securities and forward commitments involve the risk that the security the Fund buys will lose value prior to its delivery to the Fund. There also is the risk that the security will not be issued or that the other party will not meet its obligation, in which case the Fund loses both the investment opportunity for the assets it has set aside to pay for the security and any gain in the security's price.

Repurchase Agreements; Purchase and Sale Contracts -- The Fund may enter into certain types of repurchase agreements or purchase and sale contracts. Under a repurchase agreement, the seller agrees to repurchase a security (typically a security issued or guaranteed by the U.S. Government) at a mutually agreed upon time and price. This insulates the Fund from changes in the market value of the security during the period, except for currency fluctuations. A purchase and sale contract is similar to a repurchase agreement, but purchase and sale contracts provide that the purchaser receives any interest on the security paid during the period. If the seller fails to repurchase the security in either situation and the market value declines, the Fund may lose money.

         MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT         15

[ICON]Details About the Fund

Illiquid Securities -- The Fund may invest up to 15% of its net assets in illiquid securities that it cannot easily sell within seven days at current value or that have contractual or legal restrictions on resale. If the Fund buys illiquid securities it may be unable to quickly sell them or may be able to sell them only at a price below current value.

Restricted Securities -- Restricted securities have contractual or legal restrictions on their resale. They include private placement securities that the Fund buys directly from the issuer. Private placement and other restricted securities may not be listed on an exchange and may have no active trading market.

Restricted securities may be illiquid. The Fund may be unable to sell them on short notice or may be able to sell them only at a price below current value. The Fund may get only limited information about the issuer, so it may be less able to predict a loss. In addition, if Fund management receives material adverse nonpublic information about the issuer, the Fund will not be able to sell the securities.

Rule 144A Securities -- Rule 144A securities are restricted securities that can be resold to qualified institutional buyers but not to the general public. Rule 144A securities may have an active trading market, but carry the risk that the active trading market may not continue.


STATEMENT OF ADDITIONAL INFORMATION
--------------------------------------------------------------------------------


If you would like further information about the Fund, including how it invests, please see the Statement of Additional Information.




16          MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT

[ICON]
Your Account



MERRILL LYNCH SELECT PRICING(SM)SYSTEM
--------------------------------------------------------------------------------

The Fund offers four share classes, each with its own sales charge and expense structure, allowing you to invest in the way that best suits your needs. Each share class represents an ownership interest in the same investment portfolio. When you choose your class of shares you should consider the size of your investment and how long you plan to hold your shares. Your Merrill Lynch Financial Advisor can help you determine which share class is best suited to your personal financial goals.

For example, if you select Class A or Class D shares, you generally pay a sales charge at the time of purchase. If you buy Class D shares, you also pay an ongoing account maintenance fee of 0.25%. You may be eligible for a sales charge reduction or waiver.

Certain financial intermediaries may charge additional fees in connection with transactions in Fund shares. The Investment Adviser, the Distributor or their affiliates may make payments out of their own resources to selected securities dealers and other financial intermediaries for providing services intended to result in the sale of Fund shares or for shareholder servicing activities.

If you select Class B or Class C shares, you will invest the full amount of your purchase price, but you will be subject to a distribution fee of 0.50% for Class B shares and 0.55% for Class C shares and an account maintenance fee of 0.25% on both classes. Because these fees are paid out of the Fund's assets on an ongoing basis, over time these fees increase the cost of your investment and may cost you more than paying other types of sales charges. In addition, you may be subject to a deferred sales charge when you sell Class B or Class C shares.

The Fund's shares are distributed by FAM Distributors, Inc., an affiliate of Merrill Lynch.





         MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT         17

[ICON]Your Account


The table below summarizes key features of the Merrill Lynch Select Pricing(SM) System.

                  Class A                       Class B                     Class C                     Class D
------------------------------------------------------------------------------------------------------------------------------------
Availability      Limited to certain investors  Generally available through Generally available through Generally available through
                  including:                    Merrill Lynch. Limited      Merrill Lynch. Limited      Merrill Lynch. Limited
                  o  Current Class A            availability through        availability through        availability through
                     shareholders               selected securities dealers selected securities dealers selected securities dealers
                  o  Certain Retirement         and other financial         and other financial         and other financial
                     Plans                      intermediaries.             intermediaries.             intermediaries.
                  o  Participants in certain
                     Merrill Lynch
                     sponsored programs
                  o  Certain affiliates of
                     Merrill Lynch,
                     selected securities
                     dealers and other
                     financial
                     intermediaries.
------------------------------------------------------------------------------------------------------------------------------------
Initial Sales     Yes. Payable at time of       No. Entire purchase price   No. Entire purchase price   Yes. Payable at time of
Charge?           purchase. Lower sales charges is invested in shares of    is invested in shares of    purchase. Lower sales
                  available for larger          the Fund.                   the Fund.                   charges available for larger
                  investments.                                                                          investments.
------------------------------------------------------------------------------------------------------------------------------------
Deferred Sales    No. (May be charged for       Yes. Payable if you redeem  Yes. Payable if you redeem  No. (May be charged for
Charge?           purchases over $1 million     within four years of        within one year of          purchases over $1 million
                  that are redeemed within one  purchase.                   purchase.                   that are redeemed within one
                  year.)                                                                                year.)
------------------------------------------------------------------------------------------------------------------------------------
Account           No.                           0.25% Account Maintenance   0.25% Account Maintenance   0.25% Account Maintenance
Maintenance and                                 Fee. 0.50% Distribution     Fee. 0.55% Distribution     Fee. No Distribution Fee.
Distribution Fees?                              Fee.                        Fee.
------------------------------------------------------------------------------------------------------------------------------------
Conversion to     No.                           Yes, automatically after    No.                         N/A
Class D shares?                                 approximately ten years.
------------------------------------------------------------------------------------------------------------------------------------


18          MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT

Right of Accumulation -- permits you to pay the sales charge that would apply to the cost or value (whichever is higher) of all shares you own in the Merrill Lynch mutual funds that offer Select Pricing SM System options.

Letter of Intent -- permits you to pay the sales charge that would be applicable if you add up all shares of Merrill Lynch Select Pricing(SM) System funds that you agree to buy within a 13-month period. Certain restrictions apply.

Class A and Class D Shares -- Initial Sales Charge Options

If you select Class A or Class D shares, you will pay a sales charge at the time of purchase as shown in the following table.

                                                            Dealer
                                                         Compensation
                       As a % of         As a % of        as a % of
Your Investment      Offering Price    Your Investment*  Offering Price
--------------------------------------------------------------------
Less than $25,000        4.00%             4.17%            3.75%
--------------------------------------------------------------------
$25,000 but less
than $50,000             3.75%             3.90%            3.50%
--------------------------------------------------------------------
$50,000 but less
than $100,000            3.25%             3.36%            3.00%
--------------------------------------------------------------------
$100,000 but less
than $250,000            2.50%             2.56%            2.25%
--------------------------------------------------------------------
$250,000 but less
than $1,000,000          1.50%             1.52%            1.25%
--------------------------------------------------------------------
$1,000,000 and over**    0.00%             0.00%            0.00%
--------------------------------------------------------------------
 *  Rounded to the nearest one-hundredth percent.
** If you invest $1,000,000 or more in Class A or Class D shares, you may not pay an initial sales charge. In that case, the Investment Adviser compensates the selling dealer or other financial intermediary from its own funds. However, if you redeem your shares within one year after purchase, you may be charged a deferred sales charge. This charge is 1.00% of the lesser of the original cost of the shares being redeemed or your redemption proceeds. A sales charge of 0.75% will be charged on purchases of $1,000,000 or more of Class A or Class D shares by certain employer sponsored retirement or savings plans.

No initial sales charge applies to Class A or Class D shares that you buy through reinvestment of dividends.

A reduced or waived sales charge on a purchase of Class A or Class D shares may apply for:

   o  Purchases under a Right of Accumulation or Letter of Intent

   o  Merrill Lynch Blueprint(SM) Program participants

   o  TMA(SM) Managed Trusts

   o  Certain Merrill Lynch investment or central asset accounts

   o  Certain employer-sponsored retirement or savings plans

   o Purchases using proceeds from the sale of certain Merrill Lynch closed-end funds under certain circumstances


         MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT         19

[ICON]Your Account

   o Certain investors, including directors or trustees of Merrill Lynch mutual funds and Merrill Lynch employees

   o Certain fee-based programs of Merrill Lynch and other financial intermediaries that have agreements with the Distributor or its affiliates

Only certain investors are eligible to buy Class A shares. Your Merrill Lynch Financial Advisor can help you determine whether you are eligible to buy Class A shares or to participate in any of these programs.

If you decide to buy shares under the initial sales charge alternative and you are eligible to buy both Class A and Class D shares, you should buy Class A since Class D shares are subject to a 0.25% account maintenance fee, while Class A shares are not.

If you redeem Class A or Class D shares and within 30 days buy new shares of the same class, you will not pay a sales charge on the new purchase amount. The amount eligible for this "Reinstatement Privilege" may not exceed the amount of your redemption proceeds. To exercise the privilege, contact your Merrill Lynch Financial Advisor, selected securities dealer, or other financial intermediary or contact the Fund's Transfer Agent at 1-800-MER-FUND.

Class B and Class C Shares -- Deferred Sales Charge Options

If you select Class B or Class C shares, you do not pay an initial sales charge at the time of purchase. However, if you redeem your Class B shares within four years after purchase, or your Class C shares within one year after purchase, you may be required to pay a deferred sales charge. You will also pay distribution fees of 0.50% for Class B shares and 0.55% for Class C shares and account maintenance fees of 0.25% for Class B and Class C shares each year under distribution plans that the Fund has adopted under Rule 12b-1. Because these fees are paid out of the Fund's assets on an ongoing basis, over time these fees increase the cost of your investment and may cost you more than paying other types of sales charges. The Distributor uses the money that it receives from the deferred sales charges and the distribution fees to cover the costs of marketing, advertising and compensating the Merrill Lynch Financial Advisor, selected securities dealer or other financial intermediary who assists you in purchasing Fund shares.



20          MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT

Class B Shares

If you redeem Class B shares within four years after purchase, you may be charged a deferred sales charge. The amount of the charge gradually decreases as you hold your shares over time, according to the following schedule:


        Years Since Purchase       Sales Charge*
        ---------------------------------------
        0 - 1                         4.00%
        ---------------------------------------
        1 - 2                         3.00%
        ---------------------------------------
        2 - 3                         2.00%
        ---------------------------------------
        3 - 4                         1.00%
        ---------------------------------------
        4 and thereafter              0.00%
        ---------------------------------------
* The percentage charge will apply to the lesser of the original cost of the shares being redeemed or the proceeds of your redemption. Shares acquired through reinvestment of dividends are not subject to a deferred sales charge. Not all Merrill Lynch funds have identical deferred sales charge schedules. If you exchange your shares for shares of another fund, the higher charge will apply.

The deferred sales charge relating to Class B shares may be reduced or waived in certain circumstances, such as:

   o Certain post-retirement withdrawals from an IRA or other retirement plan if you are over 59 1/2 years old

   o Redemption by certain eligible 401(a) and 401(k) plans, certain related accounts, group plans participating in the Merrill Lynch Blueprint(SM) Program and certain retirement plan rollovers

   o Redemption in connection with participation in certain fee-based programs of Merrill Lynch or other financial intermediaries that have agreements with the Distributor or its affiliates, or in connection with involuntary termination of an account in which Fund shares are held

   o Withdrawals resulting from shareholder death or disability as long as the waiver request is made within one year of death or disability or, if later, reasonably promptly following completion of probate

   o Withdrawal through the Merrill Lynch Systematic Withdrawal Plan of up to 10% per year of your Class B account value at the time the plan is established



         MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT         21

[ICON]Your Account


Your Class B shares convert automatically into Class D shares approximately ten years after purchase. Any Class B shares received through reinvestment of dividends paid on converting shares will also convert at that time. Class D shares are subject to lower annual expenses than Class B shares. The conversion of Class B to Class D shares is not a taxable event for Federal income tax purposes.

Different conversion schedules apply to Class B shares of different Merrill Lynch mutual funds. For example, Class B shares of a fixed-income fund typically convert approximately ten years after purchase compared to approximately eight years for equity funds. If you acquire your Class B shares in an exchange from another fund with a shorter conversion schedule, the Fund's ten year conversion schedule will apply. If you exchange your Class B shares in the Fund for Class B shares of a fund with a longer conversion schedule, the other fund's conversion schedule will apply. The length of time that you hold both the original and exchanged Class B shares in both funds will count toward the conversion schedule. The conversion schedule may be modified in certain other cases as well.

Class C Shares

If you redeem Class C shares within one year after purchase, you may be charged a deferred sales charge of 1.00%. The charge will apply to the lesser of the original cost of the shares being redeemed or the proceeds of your redemption. You will not be charged a deferred sales charge when you redeem shares that you acquire through reinvestment of Fund dividends. The deferred sales charge relating to Class C shares may be reduced or waived in connection with involuntary termination of an account in which Fund shares are held and withdrawals through the Merrill Lynch Systematic Withdrawal Plan.

Class C shares do not offer a conversion privilege.




22          MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT

HOW TO BUY, SELL, TRANSFER AND EXCHANGE SHARES
--------------------------------------------------------------------------------


The chart on the following pages summarizes how to buy, sell, transfer and exchange shares through Merrill Lynch, a selected securities dealer, broker, investment adviser, service provider or other financial intermediary. You may also buy shares through the Transfer Agent. To learn more about buying, selling, transferring or exchanging shares through the Transfer Agent, call 1-800-MER-FUND. Because the selection of a mutual fund involves many considerations, your Merrill Lynch Financial Advisor may help you with this decision.

Because of the high costs of maintaining smaller shareholder accounts, the Fund may redeem the shares in your account (without charging any deferred sales charge) if the net asset value of your account falls below $500 due to redemptions you have made. You will be notified that the value of your account is less than $500 before the Fund makes an involuntary redemption. You will then have 60 days to make an additional investment to bring the value of your account to at least $500 before the Fund takes any action. This involuntary redemption does not apply to retirement plans or Uniform Gifts or Transfers to Minors Act accounts.



  MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT                23

[ICON]Your Account

If You Want to Your Choices                                               Information Important for You to Know
------------------------------------------------------------------------------------------------------------------------------------
Buy Shares     First, select the share class appropriate for you          Refer to the Merrill Lynch Select Pricing(SM)
                                                                          table on page 18. Be sure to read this Prospectus
                                                                          carefully.
               ---------------------------------------------------------------------------------------------------------------------
               Next, determine the amount of your investment              The minimum initial investment for the Fund is $1,000 for
                                                                          all accounts except:
                                                                           o  $250 for certain Merrill Lynch fee-based
                                                                              programs
                                                                           o  $100 for retirement plans
                                                                          (The minimums for initial investments may be waived under
                                                                          certain circumstances.)
               ---------------------------------------------------------------------------------------------------------------------
               Have your Merrill Lynch Financial Advisor, selected        The price of your shares is based on the next calculation
               securities dealer or other financial intermediary submit   of net asset value after your order is placed. Any
               your purchase order                                        purchase orders placed prior to the close of business on
                                                                          the New York Stock Exchange (generally 4:00 p.m. Eastern
                                                                          time) will be priced at the net asset value determined
                                                                          that day. Certain financial intermediaries, however, may
                                                                          require submission of orders prior to that time. Purchase
                                                                          orders placed after that time will be priced at the net
                                                                          asset value determined on the next business day. The Fund
                                                                          may reject any order to buy shares and may suspend the
                                                                          sale of shares at any time. Selected securities dealers
                                                                          or other financial intermediaries, including Merrill
                                                                          Lynch, may charge a processing fee to confirm a purchase.
                                                                          Merrill Lynch currently charges a fee of $5.35.
               ---------------------------------------------------------------------------------------------------------------------
               Or contact the Transfer Agent                              To purchase shares directly, call the Transfer Agent at
                                                                          1-800-MER-FUND and request a purchase application. Mail
                                                                          the completed purchase application to the Transfer Agent
                                                                          at address on the inside back cover of this Prospectus.
------------------------------------------------------------------------------------------------------------------------------------
Add to Your    Purchase additional shares                                 The minimum investment for additional purchases is
Investment                                                                generally $50 except that retirement plans have a minimum
                                                                          additional purchase of $1 and certain programs, such as
                                                                          automatic investment programs, may have higher minimums.

                                                                          (The minimums for additional purchases may be waived under certain circumstances.)
               ---------------------------------------------------------------------------------------------------------------------
               Acquire additional shares through the automatic            All dividends are automatically reinvested without a sales
               dividend reinvestment plan                                 charge.
               ---------------------------------------------------------------------------------------------------------------------
               Participate in the automatic investment plan               You may invest a specific amount on a periodic basis
                                                                          through certain Merrill Lynch investment or central asset
                                                                          accounts.
------------------------------------------------------------------------------------------------------------------------------------



24         MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT


If You Want to    Your Choices                                             Information Important for You to Know
------------------------------------------------------------------------------------------------------------------------------------
Transfer Shares   Transfer to a participating securities dealer or other   You may transfer your Fund shares only to another
to Another        financial intermediary                                   securities dealer that has entered into an agreement with
Securities                                                                 the Distributor. Certain shareholder services may not be
Dealer or Other                                                            available for the transferred shares. You may only
Financial                                                                  purchase additional shares of funds previously owned
Intermediary                                                               before the transfer. All future trading of these assets
                                                                           must be coordinated by the receiving firm.
                  ------------------------------------------------------------------------------------------------------------------
                  Transfer to a non-participating securities dealer or     You must either:
                  other financial intermediary                               o  Transfer your shares to an account with the
                                                                                Transfer Agent; or
                                                                             o  Sell your shares, paying any applicable deferred
                                                                                sales charge.
------------------------------------------------------------------------------------------------------------------------------------
Sell Your Shares  Have your Merrill Lynch Financial Advisor, selected      The price of your shares is based on the next calculation
                  securities dealer or other financial intermediary        of net asset value after your order is placed. For your
                  submit your sales order                                  redemption request to be priced at the net asset value on
                                                                           the day of your request, you must submit your request to
                                                                           your dealer or other financial intermediary prior to that
                                                                           day's close of business on the New York Stock Exchange
                                                                           (generally 4:00 p.m. Eastern time). Certain financial
                                                                           intermediaries, however, may require submission of orders
                                                                           prior to that time. Any redemption request placed after
                                                                           that time will be priced at the net asset value at the
                                                                           close of business on the next business day.

                                                                           Securities dealers or other financial intermediaries,
                                                                           including Merrill Lynch, may charge a fee to process a
                                                                           redemption of shares. Merrill Lynch currently charges a
                                                                           fee of $5.35. No processing fee is charged if you redeem
                                                                           shares directly through the Transfer Agent.

                                                                           The Fund may reject an order to sell shares under certain
                                                                           circumstances.
                  ------------------------------------------------------------------------------------------------------------------
                  Sell through the Transfer Agent                          You may sell shares held at the Transfer Agent by writing
                                                                           to the Transfer Agent at the address on the inside back
                                                                           cover of this prospectus. All shareholders on the account
                                                                           must sign the letter. A signature guarantee will
                                                                           generally be required but may be waived in certain
                                                                           limited circumstances. You can obtain a signature
                                                                           guarantee from a bank, securities dealer, securities
                                                                           broker, credit union, savings association, national
                                                                           securities exchange or registered securities association.
                                                                           A notary public seal will not be acceptable. If you hold
                                                                           stock certificates, return the certificates with the
                                                                           letter. The Transfer Agent will normally mail redemption
                                                                           proceeds within seven days following receipt of a
                                                                           properly completed request. If you make a redemption
                                                                           request before the Fund has collected payment for the
                                                                           purchase of shares, the Fund or the Transfer Agent may
                                                                           delay mailing your proceeds. This delay will usually not
                                                                           exceed ten days.

                                                                           You may also sell shares held at the Transfer Agent by
                                                                           telephone request if the amount being sold is less than
                                                                           $50,000 and if certain other conditions are met. Contact
                                                                           the Transfer Agent at 1-800-MER-FUND for details.
------------------------------------------------------------------------------------------------------------------------------------


         MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT         25




[ICON]Your Account

If You Want to  Your Choices                                             Information Important for You to Know
------------------------------------------------------------------------------------------------------------------------------------
Sell Shares     Participate in the Fund's Systematic Withdrawal Plan     You can choose to receive systematic payments from your
Systematically                                                           Fund account either by check or through direct deposit to
                                                                         your bank account on a monthly or quarterly basis. If you
                                                                         hold your Fund shares in a Merrill Lynch CMA(R), CBA(R)
                                                                         or Retirement Account you can arrange for systematic
                                                                         redemptions of a fixed dollar amount on a monthly,
                                                                         bi-monthly, quarterly, semi-annual or annual basis, subject to certain conditions. Under either method you must have
                                                                         dividends automatically reinvested. For Class B and Class C shares your total annual withdrawals cannot be more than
                                                                         10% per year of the value of your shares at the time your
                                                                         plan is established. The deferred sales charge is waived
                                                                         for systematic redemptions. Ask your Merrill Lynch
                                                                         Financial Advisor or other financial intermediary for
                                                                         details.
------------------------------------------------------------------------------------------------------------------------------------
Exchange Your   Select the fund into which you want to exchange.         You can exchange your shares of the Fund for shares of many
Shares          Be sure to read that fund's prospectus                   other Merrill Lynch mutual funds. You must have held the
                                                                         shares used in the exchange for at least 15 calendar days
                                                                         before you can exchange to another fund.

                                                                         Each class of Fund shares is generally exchangeable for
                                                                         shares of the same class of another fund. If you own Class
                                                                         A shares and wish to exchange into a fund in which you have no Class A shares (and are not eligible to purchase Class A shares), you will exchange into Class D shares.

                                                                         Some of the Merrill Lynch mutual funds impose a
                                                                         different initial or deferred sales charge schedule. If you exchange Class A or Class D shares for shares of a fund
                                                                         with a higher initial sales charge than you originally
                                                                         paid, you will be charged the difference at the time of
                                                                         exchange. If you exchange Class B shares for shares of a
                                                                         fund with a different deferred sales charge schedule, the
                                                                         higher schedule will generally apply. The time you hold
                                                                         Class B or Class C shares in both funds will count when
                                                                         determining your holding period for calculating a deferred sales charge at redemption. If you exchange Class A or
                                                                         Class D shares for money market fund shares, you will
                                                                         receive Class A shares of Summit Cash Reserves Fund. Class
                                                                         B or Class C shares of the Fund will be exchanged for Class
                                                                         B shares of Summit.

                                                                         To exercise the exchange privilege contact your Merrill
                                                                         Lynch Financial Advisor or other financial intermediary or call the Transfer Agent at 1-800-MER-FUND.

                                                                         Although there is currently no limit on the number of
                                                                         exchanges that you can make, the exchange privilege may be modified or terminated at any time in the future.
------------------------------------------------------------------------------------------------------------------------------------

Short term or excessive trading into and out of the Fund may harm performance by disrupting portfolio management strategies and by increasing expenses. Accordingly, the Fund may reject any purchase orders, including exchanges, particularly from market timers or investors who, in Fund management's opinion, have a pattern of short term or excessive trading or whose trading has been or may be disruptive to the Fund. For these purposes, Fund management may consider an investor's trading history in the Fund or other Merrill Lynch funds, and accounts under common ownership or control.


26         MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT

Net Asset Value -- the market value of the Fund's total assets after deducting liabilities, divided by the number of shares outstanding.


HOW SHARES ARE PRICED
--------------------------------------------------------------------------------

When you buy shares, you pay the net asset value, plus any applicable sales charge. This is the offering price. Shares are also redeemed at their net asset value, minus any applicable deferred sales charge. The Fund calculates its net asset value (generally by using market quotations) each day the New York Stock Exchange is open as of the close of business on the Exchange, based on prices at the time of closing. The Exchange generally closes at 4:00 p.m. Eastern time. If events that are expected to materially affect the value of securities traded in other markets occur between the close of those markets and the close of business on the New York Stock Exchange, those securities may be valued at their fair value. The net asset value used in determining your share price is the next one calculated after your purchase or redemption order is placed. Foreign securities owned by the Fund may trade on weekends or other days when the Fund does not price its shares. As a result, the Fund's net asset value may change on days when you will not be able to purchase or redeem the Fund's shares.

The Fund may accept orders from certain authorized financial intermediaries or their designees. The Fund will be deemed to receive an order when accepted by the intermediary or designee and the order will receive the net asset value next computed by the Fund after such acceptance. If the payment for a purchase order is not made by a designated later time, the order will be canceled and the financial intermediary could be held liable for any losses.

Generally, Class A shares will have the highest net asset value because that class has the lowest expenses, and Class D shares will have a higher net asset value than Class B or Class C shares. Class B shares will have a higher net asset value than Class C shares because Class B shares have lower distribution expenses than Class C shares. Also dividends paid on Class A and Class D shares will generally be higher than dividends paid on Class B and Class C shares because Class A and Class D shares have lower expenses.

PARTICIPATION IN FEE-BASED PROGRAMS
--------------------------------------------------------------------------------

If you participate in certain fee-based programs offered by Merrill Lynch or other financial intermediaries, you may be able to buy Class A shares at net asset value, including by exchanges from other share classes. Sales charges on the shares being exchanged may be reduced or waived under certain circumstances.


         MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT         27

[ICON]Your Account

Dividends -- ordinary income and capital gains paid to shareholders. Dividends may be reinvested in additional Fund shares as they are paid.

You generally cannot transfer shares held through a fee-based program into another account. Instead, you will have to redeem your shares held through the program and purchase shares of another class, which may be subject to distribution and account maintenance fees. This may be a taxable event and you will pay any applicable sales charges.

If you leave one of these programs, your shares may be redeemed or automatically exchanged into another class of Fund shares or into a money market fund. The class you receive may be the class you originally owned when you entered the program, or in certain cases, a different class. If the exchange is into Class B shares, the period before conversion to Class D shares may be modified. Any redemption or exchange will be at net asset value.

However, if you participate in the program for less than a specified period, you may be charged a fee in accordance with the terms of the program.

Details about these features and the relevant charges are included in the client agreement for each fee-based program and are available from your Merrill Lynch Financial Advisor, selected securities dealer or other financial intermediary.

DIVIDENDS AND TAXES
--------------------------------------------------------------------------------

The Fund will distribute any net investment income monthly and any net realized capital gains at least annually. The Fund may also pay a special distribution at the end of the calendar year to comply with Federal tax requirements. If you would like to receive dividends in cash, contact your Merrill Lynch Financial Advisor, selected securities dealer, other financial intermediary or the Transfer Agent. The Fund intends to make distributions that will either be taxed as ordinary income or capital gains. Capital gains may be taxable to you at different rates, depending, in part, on how long the Fund held the assets sold.

You will pay tax on dividends from the Fund whether you receive them in cash or additional shares. If you redeem Fund shares or exchange them for shares of another fund, you generally will be treated as having sold your shares and any gain on the transaction may be subject to tax. Capital gain dividends are generally taxed at different rates than ordinary income dividends.


28          MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT

"BUYING A DIVIDEND"

Unless your investment is in a tax deferred account, you may want to avoid buying shares shortly before the Fund pays a dividend. The reason? If you buy shares when a fund has realized but not yet distributed ordinary income or capital gains, you will pay the full price for the shares and then receive a portion of the price back in the form of a taxable dividend. Before investing you may want to consult your tax adviser.

If you are neither a lawful permanent resident nor a citizen of the United States or if you are a foreign entity, the Fund's ordinary income dividends (which include distributions from an excess of net short term capital gains over net long term capital losses) will generally be subject to a 30% U.S. withholding tax, unless a lower treaty rate applies.

Dividends and interest received by the Fund may give rise to withholding and other taxes imposed by foreign countries. Tax conventions between certain countries and the United States may reduce or eliminate such taxes. You may be able to claim a credit or take a deduction for foreign taxes paid by the Fund if certain requirements are met.

By law, your dividends and redemption proceeds will be subject to a withholding tax if you have not provided a taxpayer identification number or social security number or if the number you have provided is incorrect.

This section summarizes some of the consequences under current Federal tax law of an investment in the Fund. It is not a substitute for personal tax advice. Consult your personal tax adviser about the potential tax consequences of an investment in the Fund under all applicable tax laws.


         MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT         29

[ICON]Management of the Fund

MERRILL LYNCH INVESTMENT MANAGERS
--------------------------------------------------------------------------------

Merrill Lynch Investment Managers, the Fund's Investment Adviser, manages the Fund's investments and its business operations under the overall supervision of the Fund's Board of Trustees. The Investment Adviser has the responsibility for making all investment decisions for the Fund. The Investment Adviser has a sub-advisory agreement with Merrill Lynch Asset Management U.K. Limited, an affiliate, under which the Investment Adviser may pay a fee for services it receives. The Fund pays the Investment Adviser a fee at the annual rate of 0.60% of the average daily net assets of the Fund.

Merrill Lynch Investment Managers was organized as an investment adviser in 1976 and offers investment advisory services to more than 50 registered investment companies. Merrill Lynch Asset Management U.K. Limited was organized as an investment adviser in 1986 and acts as sub-adviser to more than 50 registered investment companies. Merrill Lynch Investment Managers and its affiliates had approximately $515 billion in investment company and other portfolio assets under management as of February 2002.






30          MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

The Financial Highlights table is intended to help you understand the Fund's financial performance for the past five years. Certain information reflects the financial results for a single Fund share. The total returns in the table represent the rate an investor would have earned or lost on an investment in the Fund (assuming reinvestment of all dividends). The information has been audited by Deloitte & Touche LLP, whose report, along with the Fund's financial statements, is included in the Fund's Annual Report, which is available upon request.

                                            Class A                                     Class B
                            ---------------------------------------- ---------------------------------------------
                                 For the Year Ended December 31,            For the Year Ended December 31,
                            ---------------------------------------- ---------------------------------------------
  Increase (Decrease) in
  Net Asset Value:            2001     2000    1999     1998    1997    2001     2000     1999      1998     1997
------------------------------------------------------------------------------------------------------------------
  Per Share Operating
  Performance:
------------------------------------------------------------------------------------------------------------------
  Net asset value,
  beginning of
  year                       $8.13    $8.46   $9.66    $9.12   $9.56   $8.13    $8.47    $9.66     $9.12    $9.56
------------------------------------------------------------------------------------------------------------------
  Investment income
  -- net                       .22      .36     .45      .52     .54     .15      .29      .38       .45      .47
------------------------------------------------------------------------------------------------------------------
  Realized and unrealized
  gain (loss) on
  investments and
  foreign currency
  transactions -- net         (.52)    (.33)  (1.20)     .54    (.44)   (.52)    (.34)   (1.19)      .54     (.44)
------------------------------------------------------------------------------------------------------------------
  Total from investment
  operations                  (.30)     .03    (.75)    1.06     .10    (.37)    (.05)    (.81)      .99      .03
------------------------------------------------------------------------------------------------------------------
  Less dividends:
    Investment income -- net    --       --    (.34)    (.52)   (.14)     --       --     (.28)     (.45)    (.13)
    Return of capital -- net  (.22)    (.36)   (.11)      --    (.40)   (.15)    (.29)    (.10)       --     (.34)
------------------------------------------------------------------------------------------------------------------
  Total dividends             (.22)    (.36)   (.45)    (.52)   (.54)   (.15)    (.29)    (.38)     (.45)    (.47)
------------------------------------------------------------------------------------------------------------------
  Net asset value, end
  of year                    $7.61    $8.13   $8.46    $9.66   $9.12   $7.61    $8.13    $8.47     $9.66    $9.12
------------------------------------------------------------------------------------------------------------------
  Total Investment Return:*
------------------------------------------------------------------------------------------------------------------
  Based on net asset value
  per share                  (3.78)%    .52%  (7.92)%  11.99%   1.19%  (4.53)%   (.38)%  (8.53)%   11.13%     .41%
------------------------------------------------------------------------------------------------------------------
  Ratios to Average
  Net Assets:
------------------------------------------------------------------------------------------------------------------
  Expenses                    1.40%    1.07%   1.06%     .92%    .96%   2.18%    1.86%    1.84%     1.71%    1.73%
------------------------------------------------------------------------------------------------------------------
  Investment income -- net    2.79%    4.50%   5.02%    5.57%   5.83%   2.02%    3.71%    4.24%     4.80%    5.07%
------------------------------------------------------------------------------------------------------------------
  Supplemental Data:
------------------------------------------------------------------------------------------------------------------
  Net assets, end of year
  (in thousands)            $8,815  $11,517 $16,776  $26,289 $27,522 $24,148  $38,426  $62,822  $110,620 $160,571
------------------------------------------------------------------------------------------------------------------
  Portfolio turnover        124.66%  221.49% 138.81%  129.20% 699.63% 124.66%  221.49%  138.81%   129.20%  699.63%
------------------------------------------------------------------------------------------------------------------

* Total investment returns exclude the effects of sales charges.




         MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT         31

[ICON]Management of the Fund

FINANCIAL HIGHLIGHTS (concluded)
--------------------------------

                                          Class C                                 Class D
                           ------------------------------------- ------------------------------------------
                              For the Year Ended December 31,         For the Year Ended December 31,
                           ------------------------------------- ------------------------------------------


  Increase (Decrease) in
  Net Asset Value:           2001    2000    1999    1998   1997    2001     2000    1999     1998    1997
-----------------------------------------------------------------------------------------------------------
  Per Share Operating
  Performance:
-----------------------------------------------------------------------------------------------------------
  Net asset value,
  beginning of
  year                      $8.13   $8.46   $9.66   $9.12  $9.56   $8.13    $8.46   $9.66    $9.11   $9.55
-----------------------------------------------------------------------------------------------------------
  Investment income
  -- net                      .15     .29     .37     .45    .46     .20      .32     .43      .50     .51
-----------------------------------------------------------------------------------------------------------
  Realized and unrealized
  gain (loss) on
  investments and
  foreign currency
  transactions -- net        (.52)   (.33)  (1.20)    .54   (.44)   (.52)    (.33)  (1.20)     .55    (.44)
-----------------------------------------------------------------------------------------------------------
  Total from investment
  operations                 (.37)   (.04)   (.83)    .99    .02    (.32)    (.01)   (.77)    1.05     .07
-----------------------------------------------------------------------------------------------------------
  Less dividends:
   Investment income -- net    --      --    (.28)   (.45)  (.12)     --       --    (.32)    (.50)   (.13)
   Return of capital -- net  (.15)   (.29)   (.09)     --   (.34)   (.20)    (.32)   (.11)      --    (.38)
-----------------------------------------------------------------------------------------------------------
  Total dividends            (.15)   (.29)   (.37)   (.45)  (.46)   (.20)    (.32)   (.43)    (.50)   (.51)
-----------------------------------------------------------------------------------------------------------
  Net asset value, end
  of year                   $7.61   $8.13   $8.46   $9.66  $9.12   $7.61    $8.13   $8.46    $9.66   $9.11
-----------------------------------------------------------------------------------------------------------
  Total Investment Return:*
-----------------------------------------------------------------------------------------------------------
  Based on net asset value
  per share                 (4.59)%  (.32)% (8.69)% 11.07%   .33%  (4.02)%    .27%  (8.15)%  11.84%    .94%
-----------------------------------------------------------------------------------------------------------
  Ratios to Average
  Net Assets:
-----------------------------------------------------------------------------------------------------------
  Expenses                   2.26%   1.91%   1.89%   1.75%  1.82%   1.65%    1.32%   1.31%    1.17%   1.19%
-----------------------------------------------------------------------------------------------------------
  Investment income
  -- net                     1.89%   3.65%   4.19%   4.74%  4.94%   2.52%    4.25%   4.77%    5.32%   5.66
-----------------------------------------------------------------------------------------------------------
  Supplemental Data:
-----------------------------------------------------------------------------------------------------------
  Net assets, end of year
  (in thousands)             $565    $407    $785  $1,848 $2,284 $25,504  $28,181 $34,894  $48,724 $49,813
-----------------------------------------------------------------------------------------------------------
  Portfolio turnover       124.66% 221.49% 138.81% 129.20%699.63% 124.66%  221.49% 138.81%  129.20% 699.63%
-----------------------------------------------------------------------------------------------------------

* Total investment returns exclude the effects of sales charges.



32         MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT


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          MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT







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          MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT

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          MERRILL LYNCH GLOBAL BOND FUND FOR INVESTMENT AND RETIREMENT

[ICON]For More Information


Shareholder Reports

Additional information about the Fund's investments is available in the Fund's annual and semi-annual reports to shareholders. In the Fund's annual report you will find a discussion of the market conditions and investment strategies that significantly affected the Fund's performance during its last fiscal year. You may obtain these reports at no cost by calling 1-800-MER-FUND.

The Fund will send you one copy of each shareholder report and certain other mailings regardless of the number of Fund accounts you have. To receive separate shareholder reports for each account, call your Merrill Lynch Financial Advisor or other financial intermediary or write to the Transfer Agent at its mailing address. Include your name, address, tax identification number and Merrill Lynch brokerage or mutual fund account number. If you have any questions, please call your Merrill Lynch Financial Advisor or other financial intermediary or call the Transfer Agent at 1-800-MER-FUND.

Statement of Additional Information

The Fund's Statement of Additional Information contains further information about the Fund and is incorporated by reference (legally considered to be part of this Prospectus). You may request a free copy by writing the Fund at Financial Data Services, Inc., P.O. Box 45289, Jacksonville, Florida 32232-5289 or by calling 1-800-MER-FUND.

Contact your Merrill Lynch Financial Advisor or other financial intermediary or contact the Fund at the telephone number or address indicated above if you have any questions.

Information about the Fund (including the Statement of Additional Information) can be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. Call 1-202-942-8090 for information on the operation of the public reference room. This information is also available on the SEC's Internet site at http://www.sec.gov and copies may be obtained upon payment of a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the SEC, Washington, D.C. 20549-0102.

You should rely only on the information contained in this Prospectus. No one is authorized to provide you with information that is different from information contained in this Prospectus.

Investment Company Act File #811-4684
Code #10417-04-02
(c) Merrill Lynch Investment Managers, L.P.



[LOGO]Merrill Lynch Investment Managers




Prospectus
April 19, 2002


  Merrill Lynch Global Bond Fund
  for Investment and Retirement







This Prospectus contains information you should know before investing, including information about risks. Please read it before you invest and keep it for future reference.

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

www.mlim.ml.com